UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

DESTINATION MATERNITY CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Destination Maternity Team,

I wanted to update you regarding the latest developments in the pending Board of Directors election (to be voted upon at the upcoming Annual Stockholders Meeting).

As we previously communicated, two of our stockholders (Nathan Miller and Peter O’Malley) (the “Miller Group”) are proposing that the Company’s entire Board of Directors be removed and replaced with four of the Miller Group’s own candidates. Today, we issued a press release and a letter to our stockholders outlining why we believe our Director candidates are the best individuals suited to oversee the Company going forward.

As in politics, you may see the Miller Group “campaigning” for its candidates, which could include arguments detailing its nominees’ backgrounds and why they are qualified to be on our Board. Likewise, our Board will continue to make clear our perspectives and approach to enhancing value, both through the issuance of public statements and the distribution of materials to our stockholders.

We feel strongly that Destination’s nominees have extensive, relevant expertise and can provide the effective oversight necessary for the Company to continue making meaningful progress in its go-forward strategy. For this reason, our Board has unanimously recommended that all stockholders vote FOR its slate of incumbent Director candidates – Barry Erdos, Melissa Payner-Gregor, Peter Longo and Pierre-André Mestre – on the WHITE proxy card, and disregard any proxy solicitation materials from the Miller Group. Our Board of Directors strongly urges you to ignore (and NOT sign or return) any Gold proxy card sent to you by Miller.

Again, if you are contacted by a stockholder or a member of the media, please do not comment at all. You should refer the person to Ron Masciantonio, our EVP & CAO, or David Stern, our EVP & CFO. It is important that we speak with one voice and directing all inbound inquiries to Ron or Dave will help us to achieve this.

From our discussions with Company stockholders, it is clear that there is a tremendous amount of support for the Company and its strategic direction. To reiterate my previous sentiment: thank you again for your continued hard work and dedication to Destination Maternity, I could not be more excited about the next chapter of our growth.

Best,

/s/ Melissa Payner-Gregor

Melissa Payner-Gregor

Interim Chief Executive Officer & Director

Important Additional Information

Destination Maternity, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Destination Maternity stockholders in connection with the matters to be considered at Destination Maternity’s 2018 Annual Meeting to be held on May 23, 2018. On April 23, 2018, Destination Maternity filed a definitive proxy statement (the “Proxy Statement”) and form of White proxy card with the SEC in connection with any such solicitation of proxies from Destination Maternity stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WITH RESPECT TO THE 2018 ANNUAL MEETING, AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement and other materials to be filed with the SEC in connection with Destination Maternity’s 2018 Annual Meeting. Stockholders may obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Destination Maternity with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at http://investor.destinationmaternity.com.